Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements on Form S-8 No. (333-230032, 333-216909, 333-213679 and 333-227502) and on Form S-3 (333-229239 and 333-220777) of Everbridge, Inc. of our report dated July 28, 2019, relating to the financial statements of NC4 Inc. and NC4 Public Sector LLC, appearing in this Current Report on Form 8-K/A of Everbridge, Inc.

/s/ Holthouse Carlin & Van Trigt LLP

Los Angeles, California

October 11, 2019